SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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TRUEBLUE, INC.
(Name of Registrant as Specified In Its Charter)
TRUEBLUE, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tacoma, Washington
March 30, 2009

Dear Shareholders:

It is a pleasure to invite you to your Company’s 2009 annual meeting of shareholders, to be held at TrueBlue’s corporate headquarters, 1015 A Street, Tacoma, Washington, 98402, on Wednesday, May 13, 2009, at 10:00 a.m. (Pacific Daylight Time).

The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.

I look forward to seeing our shareholders at the meeting. We will report on TrueBlue’s operations and respond to questions you may have.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend, it is important that your shares be represented. Please vote over the internet, by telephone, or by signing, dating and mailing the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope in order to ensure that your vote is counted. If you are a shareholder of record and attend the meeting you will, of course, have the right to vote your shares in person.

Very truly yours,

/s/ Joseph P. Sambataro, Jr.

Joseph P. Sambataro, Jr.
Chairman of the Board

     TRUEBLUE, INC.
1015 A Street
Tacoma, Washington 98402
___________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Wednesday, May 13, 2009

To the Shareholders:

The annual meeting of the shareholders of TrueBlue, Inc., a Washington corporation, will be held at TrueBlue’s corporate headquarters, 1015 A Street, Tacoma, Washington, 98402, on Wednesday, May 13, 2009, at 10:00 a.m. (Pacific Daylight Time) for the following purposes:

1.	to elect the directors named in the accompanying proxy statement to serve until the next annual meeting of shareholders, and until their respective successors are elected and qualified;

2.	to ratify the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 25, 2009; and

3.	to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 18, 2009, will be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ James E. Defebaugh

James E. Defebaugh
Secretary

Tacoma, Washington
March 30, 2009

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE OVER THE INTERNET, BY TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR, IF YOU ARE A SHAREHOLDER OF RECORD, VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 13, 2009:
The Notice of Annual Meeting of Shareholders, Proxy Statement, Annual Report to Shareholders, and voting instructions are available on the website at www.proxyvote.com.

TRUEBLUE, INC.
1015 A Street
Tacoma, Washington 98402
_______________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 13, 2009
_______________________________

     The Board of Directors of TrueBlue, Inc., a Washington corporation, is soliciting your proxy to vote your shares at the 2009 Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Wednesday, May 13, 2009, at the corporate headquarters of TrueBlue, Inc., 1015 A Street, Tacoma, Washington, and at any adjournment thereof. This proxy statement contains the required information under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares.

Revocation of Proxies. If you execute a proxy, you will retain the right to revoke it at any time before it is voted. You may revoke or change your proxy before it is voted by (i) sending a written revocation to the Corporate Secretary of the Company at P.O. Box 2910, Tacoma, Washington 98401; (ii) submitting a proxy with a later date; (iii) delivering a written request in person to return the executed proxy; or, (iv) if you are a shareholder of record, attending and voting at the annual meeting. Your right to revoke your proxy is not limited by or subject to compliance with a specified formal procedure, but you should give written notice to the Secretary of the Company at or before the annual meeting so that the number of shares represented by proxy can be recomputed.

Voting of Proxies. If you properly execute and return the enclosed proxy card, vote over the internet, or by telephone, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. We urge you to specify your choices by marking the appropriate boxes on the enclosed proxy card, or following the directions carefully for voting over the internet or by telephone. If you sign and return the proxy card without indicating your instructions, your shares will be voted FOR PROPOSAL 1 (the election of directors nominated by the Board of Directors), FOR PROPOSAL 2 (ratification of selection of independent registered public accounting firm) and, with respect to any other business that may come before the meeting, as recommended by the Board of Directors. In the vote on the election of the directors (Proposal 1) and the selection of the Company’s independent registered public accounting firm (Proposal 2), you may vote “For” or “Against” or “Abstain” from voting (for the election of Directors, you may do this for any Director nominee that you specify).

Quorum. A quorum is necessary to hold a valid meeting. If shareholders entitled to cast at least a majority of all the votes entitled to be cast at the annual meeting are present in person or by proxy, a quorum will exist. Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Similarly, shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given for that matter and for which the broker does not have discretionary voting authority for that matter (“Broker Non-Votes”) will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the proposals regarding the election of directors and the ratification of the selection of the independent registered public accounting firm.

Voting Requirements to Approve Each Proposal. As described in more detail under “Proposal I, Election of Directors,” the Company has adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, each of the seven nominees for election as directors will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. There is no cumulative voting for the Company’s directors. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm will be approved under Washington law if the number of votes cast “For” the matter exceeds the number of votes cast “Against” the matter.

Effect of Abstentions, Withheld Votes and Broker Non-Votes. Abstentions, withheld votes and Broker Non-Votes will have no practical effect in the election of directors and in the ratification of appointment of Deloitte & Touche LLP because abstentions, withheld votes and Broker Non-Votes do not represent votes cast “For” or “Against” the respective proposal.

Record Date. Shareholders of record at the close of business on March 18, 2009, are entitled to vote at the annual meeting. On March 18, 2009, the Company had 43,754,940 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote.

     If on the close of business on the record date, your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy as referenced above in the section titled “Voting of Proxies.”

     If on the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being made available or being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent.

Discretionary Authority. If any nominee for director is unable to serve or for good cause will not serve, or if any matters not specified in this proxy statement come before the meeting, eligible shares will be voted as recommended by the Board of Directors specified by the named proxies pursuant to discretionary authority granted in the proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted on.

Solicitation of Proxies. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services.

Mailing and Forwarding of Proxy Materials. On or about March 30, 2009, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a web site where they can access our fiscal 2008 proxy statement and 2008 Annual Report and view instructions on how to vote via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you. We will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the common stock and will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur as a result of forwarding the proxy materials.

Executive Offices. The principal executive office of the Company is located at 1015 A Street, Tacoma, Washington 98402. The mailing address of the principal executive office is P.O. Box 2910, Tacoma, Washington 98401. The telephone number for the Company is (253) 383-9101.

PROPOSAL 1. ELECTION OF DIRECTORS

     The Company’s directors are elected each year at the annual meeting of shareholders to serve until their successors are elected and qualified, or until they resign or are removed or are otherwise disqualified to serve. The Company’s Board of Directors currently consists of seven directors.

     A nominee for director in an uncontested election, such as this one, will be elected if the votes cast in favor of a nominee’s election exceed the votes cast opposing the nominee’s election. Abstentions, withhold votes and broker non-votes are not considered “votes cast.” Likewise, a share otherwise present at the meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.” In a “contested election” (as defined in Article II, Section 2.3 of the Company’s bylaws), the nominees for election as directors who receive the greatest number of votes cast will be elected directors.

     A nominee for director in an uncontested election who does not receive a majority vote shall not be elected, but who was a director at the time of the election, shall continue to serve as a holdover director until the earliest of (a) 90 days after the date on which an inspector determines the voting results as to that director pursuant to Section 23B.07.290 of the Washington Business Corporation Act; (b) the date on which the Board of Directors appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board of Directors; or (c) the date of the director’s resignation. Any vacancy resulting from the non-election of a director under these circumstances may be filled by the Board of Directors as provided in Article II, Section 2.11 of the Bylaws. The Governance and Nominating Committee will consider promptly whether to fill the position of a nominee failing to receive a majority vote and make a recommendation to the Board of Directors about filling the position. The Board of Directors will act on the Governance and Nominating Committee’s recommendation and within ninety (90) days after the certification of the shareholder vote will disclose publicly its decision. Except as provided in the next sentence, a director who failed to receive a majority vote for election will not participate in the Governance and Nominating Committee recommendation or Board of Directors decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors (x) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (y) may in the interim fill one or more director positions with the same director(s) who will continue in office until their successors are elected.

     The Board of Directors has nominated the following persons for election as directors, all of whom are currently directors. The Board of Directors recommends a vote for each of the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees are as follows:

Steven C. Cooper, 46, has served as a Director and the Company’s Chief Executive Officer since 2006, and has served as President since 2005. From 2001 to 2005, Mr. Cooper served as the Company’s Executive Vice President and Chief Financial Officer.

Thomas E. McChesney, 62, has served as a Director of the Company since 1995. Since 2004, Mr. McChesney has been President of SR Footwear, LLC. From 1998 to 2005, he was Director of Investment Banking with Blackwell Donaldson and Company. He is also a Director of Nations Express, Inc. and Stonestreet One, Inc.

Gates McKibbin, 62, has served as a Director of the Company since 2001. Since 1996, Ms. McKibbin has been self-employed as a consultant developing comprehensive strategy and leadership programs for large, nationally respected organizations. Prior to 1996, Ms. McKibbin held numerous executive and consulting positions.

Joseph P. Sambataro, Jr., 58, has served as a Director since 2000, and as Chairman of the Board since October 2008. Mr. Sambataro served as the Company’s Chief Executive Officer from 2001 until 2006, and served as the Company’s President from 2001 until 2005. Mr. Sambataro joined the Company in 1997 and served as Chief Financial Officer, Treasurer and Assistant Secretary until 2001 and as Executive Vice President until March 2001. Prior to joining the Company, he worked with BDO Seidman, LLP, KPMG Peat Marwick and in senior management of biotechnology firms in Seattle.

William W. Steele, 72, has served as a Director of the Company since 2001, and the Lead Independent Director since October 2008. Mr. Steele is currently a Director, Audit Committee member, and Chairman of the Executive Committee of ABM Industries, a large facilities services contractor traded on the New York Stock Exchange. In the course of his 43-year career with ABM Industries, Mr. Steele was appointed its President in 1991 and its Chief Executive Officer in 1994, and served in those capacities until his retirement in October of 2000.

Robert J. Sullivan, 78, has served as a Director of the Company since 1994, and as Chairman of the Board from 2000 to 2008. Mr. Sullivan’s career included 12 years at American Express Company and related companies, where he served as a Financial Officer and Division General Manager. He served three years as Chief Financial Officer of Cablevision, Inc., and was General Manager of the Long Island cable television system. He also spent 10 years as a financial consultant to small businesses, including TrueBlue from 1993 to 1994.

Craig E. Tall, 63, has served as a Director of the Company since 2006. Mr. Tall was employed by Washington Mutual from 1985 to 2008, and served as the Vice Chair of Corporate Development for Washington Mutual from 1999 to 2008. Mr. Tall was a member of Washington Mutual’s Executive Committee from 1985 through 2004. Mr. Tall’s management responsibilities included a variety of assignments, such as mergers and acquisitions, commercial banking, consumer finance, managing Washington Mutual’s life insurance company, strategic planning, real estate, special credits and venture capital fund. Before joining Washington Mutual, Mr. Tall was president of Compensation Programs, Inc., a national employee benefits consulting firm.

The Board of Directors Recommends A Vote For the Election of Each Nominee Named Above

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 25, 2009. Representatives of Deloitte & Touche LLP will be present at the annual meeting to make a statement, if they desire to do so, and respond to appropriate questions by shareholders. The ratification of the Board’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2009, will be approved if the number of votes cast in favor of the ratification exceeds the numbers of votes cast against ratification. Proxies will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2009 unless other instructions are indicated on your proxy. In the event shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment. The Audit Committee reserves the right to change its independent registered public accounting firm without seeking shareholder approval if it determines that such change is in the best interests of the Company.

The Board of Directors Recommends A Vote For the Ratification of Deloitte & Touche LLP as the
Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accountant for Fiscal Years 2008 and 2007

     PricewaterhouseCoopers LLP was the independent registered public accounting firm which audited the Company’s consolidated financial statements for the fiscal year ending December 26, 2008. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2008 and 2007 are described in the following table:

	2008	2007
Audit fees: (1)	$1,309,290	$1,389,317
Audit-related fees: (2)	$189,911	$569,041
Tax fees: (3)	$62,446	$58,907
All other fees: (4)	$3,900	$0
____________________

(1)	Audit fees for the 2008 and 2007 fiscal years were for services rendered for the audits of the consolidated financial statements included in the Company's Annual Reports on Form 10-K, quarterly reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, reviews of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act and other Securities and Exchange Commission filings including consents, comfort letters, and other assistance required to complete the year-end audit of the consolidated financial statements.
(2)	All audit-related fees for the 2008 and 2007 fiscal years were for due diligence related to mergers and acquisitions activity, internal control reviews, and attest services related to financial reporting that are not required by statute or regulation.
(3)	Tax fees include consultation on tax compliance, tax advice, and tax planning.
(4)	All other fees for the 2008 and 2007 fiscal years include subscriptions to accounting research services.

     The services described above were approved by the Audit Committee pursuant to the policy described below; the Audit Committee did not rely on any of the exceptions to pre-approval under Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

     The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement of the independent accountants with respect to such services. The Company’s independent accountants may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations, and that the accountants’ independence will not be materially impaired as a result of having provided such services. In making this determination, the Audit Committee shall take into consideration whether a reasonable investor, knowing all relevant facts and circumstances would conclude that the accountants’ exercise of objective and impartial judgment on all issues encompassed within the accountants’ engagement would be materially impaired. The Audit Committee may delegate its approval authority to pre-approve services provided by the independent accountants to one or more of the members of the Audit Committee, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

     The Company has adopted Corporate Governance Guidelines (the “Guidelines”) which are available at www.TrueBlueInc.com by first clicking “Investors,” then “Corporate Governance” and then “Guidelines.” The Guidelines are also available in print to any shareholder who requests them. The Guidelines were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of the shareholders.

     On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Related Person Transactions

     The Board has adopted a Related Person Transaction Policy that is attached as Exhibit A to the Guidelines which sets forth the policies and procedures for the review and approval or ratification of “Related Person Transactions,” which are defined to include transactions, arrangements or relationships in which the Company is a participant, the amount involved exceeds $120,000, and a Related Person had or will have a direct or indirect material interest. “Related Persons” is defined to include directors, executive officers, director nominees, beneficial owners of more than 5% of the Company’s common stock and members of their immediate families. A Related Person Transaction must be reported to the Company’s General Counsel and reviewed and approved by the Corporate Governance and Nominating Committee (the “Governance Committee”). Under certain circumstances a transaction may be approved by the Chair of the Governance Committee subject to ratification by the full Committee at its next meeting. In determining whether to approve or ratify a Related Person Transaction, the Committee, as appropriate, shall review and consider:

  the Related Person’s interest in the Related Person Transaction;
  the approximate dollar value of the amount involved in the Related Person Transaction;
  the approximate dollar value of the amount of the Related Person’s interest in the Related Person Transaction without regard to the amount of any profit or loss;
  whether the Related Person Transaction was undertaken in the ordinary course of business of the Company;
  whether the Related Person Transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
  the purpose of, and the potential benefits to the Company of, the Related Person Transaction; and
  any other information regarding the Related Person Transaction or the Related Person in the context of the proposed Related Person Transaction that would be material to investors in light of the circumstances of the particular transaction.

     After reviewing all facts and circumstances the Governance Committee may approve or ratify the Related Person Transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company.

Certain Relationships and Related Transactions

     None.

Director Independence

     The Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with criteria set forth in the Guidelines, which include all elements of independence set forth in the New York Stock Exchange listing standards and related Securities and Exchange Commission Rules and Regulations. At a regularly scheduled portion of each Board meeting or as part of the Governance Committee meetings, the independent Directors meet in executive session without management or any non-independent Directors present.

     Based on these standards, at its meeting held on February 10, 2009, the Governance Committee and the Board determined that each of the following non-employee Directors is independent and has no material relationship with the Company, except as a Director and shareholder of the Company:

  Robert J. Sullivan
  Thomas E. McChesney
  Gates McKibbin
  William W. Steele
  Craig E. Tall

     In making their determinations the Governance Committee and the Board reviewed the following relationship which was determined to be immaterial and not to impair the independence of the referenced director: Mr. Steele is a director of ABM Industries, which is a customer and vendor of the Company for services that were less than 2% of either ABM’s or the Company’s consolidated revenues during 2008.

     In addition, based on the New York Stock Exchange Rules, the Board affirmatively determined that: (a) Steven C. Cooper is not independent because he is the Chief Executive Officer of the Company, and (b) Joseph P. Sambataro, Jr. is not independent because he was the Chief Executive Officer of the Company until his retirement effective May 17, 2006.

Lead Independent Director

     In connection with the appointment of Joseph P. Sambataro, Jr. as the Chairman of the Board of Directors in October 2008, William Steele has been appointed as the Lead Independent Director on the Board of Directors. The Lead Independent Director will preside at meetings of the Board and the shareholders in the absence of the Chairman and specifically during all executive sessions of the independent directors except where he has a conflict or elects to delegate such responsibility to another independent director. In addition, the Lead Independent Director will be responsible for (a) maintaining effective communications between the independent directors and the Chairman and the Chief Executive Officer including the right to direct the distribution of information to the independent directors and the calling of special meetings of committees and, if not a member of the committee, participate on an ex officio and non-voting basis in any committee meetings, (b) representing the independent directors in meetings and discussions with institutional or other major shareholders or stakeholders, (c) reviewing and approving agendas for and the scheduling of Board, committee and shareholder meetings, and (d) generally representing the Board during emergency situations and whenever such representation in his reasonable judgment requires or will benefit from participation by the Lead Independent Director.

Nominations for Directors

Qualifications of Nominees

     Our Guidelines include the criteria our Board believes are important in the selection of director nominees. While the Board has not established any minimum qualifications for nominees, the Board does consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, experience in industry, finance, administration and operations) of each candidate, and the skills and expertise of its current members while taking into account the overall operating efficiency of the Board and its committees. Service on other boards and other commitments by directors will be considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-assessment process for current members of the Board.

Change in Director’s Principal Business Association

     Each time a director's principal occupation or business association changes substantially, the director is required to tender a proposed resignation from the Board to the chair of the Governance Committee (or, in the case of the chair of the Governance Committee’s occupation or association changing, to the Chairman of the Board and the Lead Independent Director, if one has been elected). The Governance Committee shall review the director’s continuation on the Board, and recommend to the Board whether, in light of all the circumstances, the Board should accept such proposed resignation or request that the director continue to serve.

Nominee Identification and Evaluation

     The Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the need for diversity on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Governance Committee considers various potential candidates for director which may come to the Governance Committee’s attention through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any time during the year.

     The Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted. Following verification of the shareholder status of persons proposing candidates, the Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials will be forwarded to the Governance Committee as part of its review. If the Governance Committee determines that additional consideration is warranted, it may engage a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Governance Committee. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Governance Committee, the Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Governance Committee will determine whether to interview the prospective nominee. If warranted, one or more members of the Governance Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Governance Committee.

Nominations by Shareholders

     The Governance Committee will consider director candidates recommended by shareholders on the same basis as are candidates recommended by the Governance Committee. On September 17, 2008, the Company adopted a Bylaw regarding shareholder proposals and nominations for director. Any shareholder wishing to nominate a candidate should deliver the name and address of the shareholder as they appear on the Company’s books (or if the shareholder holds for the benefit of another, the name and address of such beneficial owner) in a letter addressed to the Chair of the Governance Committee in care of the Company’s Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2009 annual meeting (nominations for the 2010 annual meeting must be submitted between January 13, 2010 and February 12, 2010). In addition, the submitting shareholder should provide the following information:

  the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and/or of record;
  any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;
  any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder has a right to vote or has granted a right to vote any shares of any security of the Company;
  any short interest in any security of the Company;
  any rights to dividends on the shares of the Company owned beneficially by the shareholder that are separated or separable from the underlying shares of the Company;
  any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;
  any performance-related fees (other than an asset-based fee) that the shareholder is entitled to which is based on any increase or decrease in the value of shares of the Company or any Derivative Instruments; and
  the information called for above for any members of the shareholder’s immediate family sharing the same household.

     For each person whom the shareholder proposes to nominate for election or re-election to the Board of Directors, the shareholder should also provide:

  all information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

     To be eligible to be a nominee for election or re-election as a director of the Company, pursuant to a nomination by a shareholder a person must deliver (in accordance with the time periods prescribed) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

  is not and will not become a party to:
    any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law;
  is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and
  in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

     Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the notice must meet all other requirements contained in TrueBlue’s Bylaws.

Shareholder Communications

     Any shareholder or interested party who wishes to communicate with our Board of Directors or any specific directors, including non-management directors, may write to: Board of Directors, TrueBlue, Inc. c/o Corporate Secretary, P.O. Box 2910, Tacoma, WA 98401.

     The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must indicate whether or not the author is a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The General Counsel will make copies of all such letters and circulate them to the appropriate director or directors. If the Company develops any other procedures, they will be posted on the Company’s corporate website. Procedures addressing the reporting of other concerns by shareholders, employees or other third parties are set forth in our Code of Business Conduct and Ethics (described below).

Code of Business Conduct and Ethics

     Our Code of Business Conduct and Ethics is applicable to all directors and employees of the Company. Our Code of Business Conduct and Ethics is available at www.TrueBlueInc.com by clicking on “Investors,” then “Corporate Governance” and then “Code of Business Conduct.” Shareholders may also request a free printed copy of the Code of Business Conduct and Ethics from: TrueBlue, Inc., c/o Investor Relations, P.O. Box 2910, Tacoma, WA 98401.

     The Company intends to disclose any amendments to the Code of Business Conduct and Ethics (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the Code of Business Conduct and Ethics for directors or executive officers, on the Company’s website at www.TrueBlueInc.com. Information on the Company’s website, however, does not form a part of this proxy statement.

New York Stock Exchange Certification

     The certification of the Chief Executive Officer required by the New York Stock Exchange Listing Standards, Section 303A.12(a), relating to TrueBlue’s compliance with the New York Stock Exchange Corporate Governance Listing Standards, was submitted to the New York Stock Exchange on June 6, 2008. In addition, the Company’s CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act are filed as exhibits to the Company’s Annual Report on Form 10-K.

Meetings and Committees of the Board

The Board

     Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders’ meetings. The Board met 14 times during 2008, 13 of which were regular meetings, and one was a special meeting. All Directors attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year ended December 26, 2008. Directors are expected to attend the annual meetings and special meetings of shareholders, if any. All of the Directors attended the 2008 Annual Meeting of Shareholders on May 14, 2008.

Committees of the Board

     The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with New York Stock Exchange listing standards, all the committees are comprised solely of non-employee, independent Directors. Charters for each committee are available on the Company’s website at www.TrueBlueInc.com by first clicking on “Investors” and then “Corporate Governance.” The charter of each committee is also available in print to any shareholder who requests it. The table below shows current membership for each of the standing Board committees.

Membership of Board Committees

Audit	Compensation	Governance
Craig E. Tall*	Thomas E. McChesney*	William W. Steele*
Gates McKibbin	William W. Steele	Thomas E. McChesney
Robert J. Sullivan	Craig E. Tall	Gates McKibbin
Robert J. Sullivan
Craig E. Tall
____________________ * Chair

Audit Committee

     The Audit Committee has three members and met eight times in fiscal 2008. The Audit Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the New York Stock Exchange rules and the independence standards set forth in Rule 10A-3 of the Exchange Act. Keith D. Grinstein served on the Audit Committee until his death on September 28, 2008. The Governance Committee and the Board have determined that all the members of the Audit Committee are financially literate pursuant to the New York Stock Exchange rules. The Board also has determined that Messrs. Tall and Sullivan of the Audit Committee are Audit Committee Financial Experts within the meaning stipulated by the Securities and Exchange Commission. The Board has adopted a charter for the Audit Committee which is available at www.TrueBlueInc.com by first clicking on “Investors” and then “Corporate Governance.” The charter is also available in print to any shareholder who requests it.

Governance Committee

     The Governance Committee has five members and met six times in fiscal 2008. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the New York Stock Exchange rules. Keith D. Grinstein served on the Governance Committee until his death on September 28, 2008. The Board has adopted a charter for the Governance Committee, which is available on the Company’s website at www.TrueBlueInc.com by first clicking on “Investors” and then “Corporate Governance.” The charter is also available in print to any shareholder who requests it.

Compensation Committee

     The Compensation Committee has three members and met five times in fiscal 2008. The Compensation Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the New York Stock Exchange rules. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.TrueBlueInc.com by first clicking on “Investors” and then “Corporate Governance.” The charter is also available in print to any shareholder who requests it. Additional information regarding the Compensation Committee and its procedures and processes for the consideration and determination of executive and director compensation are included under the Compensation Discussion and Analysis section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act, requires the Company’s officers and directors and certain other persons to timely file certain reports regarding ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission. Copies of the required filings must also be furnished to the Company. Based solely on its review of such forms received by it, or representations from certain reporting persons, the

Company believes that during 2008 all applicable Section 16(a) filing requirements were met, and that all such filings were timely except that a late Form 4 was filed for Thomas E. McChesney on March 13, 2009, for the reporting of a gift of shares.

AUDIT COMMITTEE REPORT

     The Audit Committee is comprised of three independent members of the Board of Directors. Members of the Audit Committee currently include Mr. Tall, who chairs the committee, and Mr. Sullivan and Ms. McKibbin. The Board of Directors has affirmatively determined that each member of the committee is “financially literate” under the listing standards of the New York Stock Exchange, and that Mr. Tall and Mr. Sullivan are each an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K.

     The Audit Committee met eight times in 2008. Over the course of these meetings, the Audit Committee met with the Company’s chief executive officer, chief financial officer, chief information officer, general counsel, chief compliance officer, other senior members of the finance department, the director of internal audit, the Company’s outside counsel and independent auditors. These meetings included private, executive sessions between the Audit Committee and the Company’s independent auditors and director of internal audit, respectively. During its meetings, the Audit Committee reviewed and discussed, among other things:

  the status of any significant issues in connection with the quarterly reviews and annual audit of the Company’s financial statements;
  the Company’s annual internal and external audit plans and the internal and external staffing resources available to carry out the Company’s audit plans;
  the Company’s significant accounting policies and estimates;
  the Company’s progress toward evaluating and documenting its internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002;
  the impact of new accounting pronouncements;
  the impact of recent developments in corporate governance;
  current tax matters affecting the Company; and
  the Company’s management information systems.

     The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements as of and for the year ended December 26, 2008. This discussion included, among other things:

  critical accounting policies and practices used in the preparation of the Company’s financial statements;
  significant items involving management’s estimates and judgments, including workers compensation reserves, tax matters, allowances for doubtful accounts, goodwill and intangible assets, and legal and regulatory contingencies;
  alternative treatments within GAAP of the Company’s annual financial information;
  the effect of regulatory and accounting initiatives on the Company’s financial statements, including the adoption of significant accounting pronouncements;
  any significant audit adjustments proposed by the independent auditors and management's response; and
  confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit.

     In addition to the meetings discussed above, the Audit Committee, or its chair, reviewed with management, and the Company’s independent auditors, the Company’s financial statements for each quarter of 2008 prior to the quarterly release of earnings.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent accountants the independent accountants’ independence.

     The Audit Committee has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence and has concluded that such services are compatible with maintaining the independence of the auditors. Based on the reviews and discussions referred to above, the Audit Committee believes that PricewaterhouseCoopers has been objective and impartial in conducting the 2008 audit.

     In performing all of the functions described above, the Audit Committee acts in an oversight capacity. In that role, the Audit Committee relies primarily on the work and assurances of our management, which has the primary responsibility for our financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States.

     The Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2008, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Craig E. Tall, Chair
Robert J. Sullivan
Gates McKibbin

COMPENSATION OF DIRECTORS

Annual Retainers

     The Chairman of the Board of Directors, if not an employee of the Company, receives an annual retainer of $60,000. Committee chairs receive an annual retainer of $40,000. All other non-employee directors receive an annual cash retainer of $30,000. During fourth quarter 2008, the Board appointed a Lead Independent Director, with an annual cash retainer of $45,000. A pro rata portion of this retainer was paid to the Lead Independent Director for work during the fourth quarter of 2008. At its February 2009 meeting, the Board reduced its annual retainer and meeting fee rates by 15% for 2009.

Meeting Fees

     Each non-employee director receives meeting fees for attendance during each regular or special Board of Directors or committee meeting in accordance with the schedule below. The fees presented below will be reduced by 15% during 2009.

Meeting	In Person	Telephonic
Board of Directors	$1,500	$ 750
Audit Committee Chair	$1,500	$ 750
Audit Committee	$1,250	$ 625
Compensation Committee Chair	$1,250	$ 625
Compensation Committee	$1,250	$ 625
Executive Committee	$1,250	$ 625
Corporate Governance Chair	$1,250	$ 625
Corporate Governance Committee	$1,250	$ 625

Equity Grants

     Each non-employee director receives an annual grant of unrestricted common stock worth $100,000. The Chairman of the Board of Directors receives an additional $96,000 grant and each committee chair receives an additional $25,000 grant. In 2006, the value of each grant was based on the mean between the high and low stock price on the first trading day in January of each year. Beginning in 2007, the Company changed its practice and will now price and determine the number of shares of each annual grant of vested common stock based on the closing price on the second full trading day after the announcement of the Company’s fourth quarter and year-end financial results. Non-employee directors appointed during the year are entitled to receive a pro rata grant as follows: 100% if appointed prior to the first quarterly meeting, 75% if appointed prior to the second quarterly meeting, 50% if appointed prior to the third quarterly meeting, and 25% if appointed prior to the last quarterly meeting of the year.

Non-Employee Director Compensation

     The following table discloses the cash, equity awards and other compensation earned by each of the Company’s non-employee directors during the last completed fiscal year.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned	Stock		Non-Equity	Deferred
	or Paid	Awards	Option	Incentive Plan	Compensation	All Other
Name	in Cash	(1)	Awards	Compensation	Earnings	Compensation	Total
Thomas E. McChesney	$66,625	$125,000	–	–	–	–	$191,625
Gates McKibbin	$66,000	$100,000	–	–	–	–	$166,000
Joseph P. Sambataro, Jr.	$74,125	$100,000	–	–	–	–	$174,125
William W. Steele	$86,625	$125,000	–	–	–	–	$211,625
Robert J. Sullivan	$88,500	$196,000	–	–	–	–	$284,500
Craig E. Tall	$71,125	$100,000	–	–	–	–	$171,125
____________________

(1)

Reflects the dollar value of stock awards granted to the named non-employee directors, which amount is also the dollar amount recognized by the Company for financial statement reporting purposes for the 2008 fiscal year in accordance with SFAS 123R.

Director Stock Ownership Guidelines

     Each director is expected to own shares of the Company’s common stock having a value of not less than three times the director’s base annual cash compensation. For the purpose of determining compliance the Company will value its shares and determine the number of shares required on an annual basis with the value of the shares to be determined on a trailing twelve month average daily stock price. New directors are allowed three years in which to reach the ownership guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of March 17, 2009, for (i) each person known to the Company to own beneficially 5% or more of our common stock; (ii) each director of the Company; (iii) each individual identified as a named executive officer of the Company pursuant to Item 402 of Regulation S-K; and (iv) all named executive officers and directors of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. As of March 17, 2009, the Company had no other classes of outstanding equity securities.

		Amount and Nature of
		Beneficial Ownership	Percent
Name & Address of Beneficial Owner**	Title of Class	(Number of Shares) (1)	of Class
Steven C. Cooper (2)	Common Stock	246,836	*
Joseph P. Sambataro, Jr. (3)	Common Stock	217,417	*
Noel S. Wheeler (4)	Common Stock	127,082	*
Derrek L. Gafford (5)	Common Stock	91,545	*
James E. Defebaugh (6)	Common Stock	84,985	*
Wayne W. Larkin (7)	Common Stock	80,531	*
William W. Steele (8)	Common Stock	76,942	*
Thomas E. McChesney (9)	Common Stock	56,859	*
Craig E. Tall (10)	Common Stock	45,423	*
Gates McKibbin (11)	Common Stock	36,763	*
Robert J. Sullivan (12)	Common Stock	22,436	*
All officers and directors as a group (11 individuals)	Common Stock	1,046,418	2.4%
Royce & Associates, LLC (13)	Common Stock	6,463,177	14.9%
Capital Research Global Investors (14)	Common Stock	3,720,600	8.6%
Artisan Partners Limited Partnership (15)	Common Stock	2,211,700	5.1%
____________________

(1)

Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, and includes (i) shares held outright and restricted shares; (ii) share units accrued under the Company’s 401(k) plan; and, (iii) shares issuable upon exercise of options, warrants and other securities convertible into or exchangeable for shares, which were exercisable on or within 60 days after March 17, 2009.

(2)	Includes 176,367 shares held outright, 6,248 shares accrued under the 401(k) plan and options for 64,221 shares.
(3)	Includes 93,226 shares held outright, 11,279 shares accrued under the 401(k) plan and options for 112,912 shares.
(4)	Includes 54,864 shares held outright, and options for 72,218 shares.

(5)	Includes 41,759 shares held outright, 5,142 shares accrued under the 401(k) plan and options for 44,644 shares.
(6)	Includes 50,558 shares held outright, 7,253 shares accrued under the 401(k) plan, and options for 27,174 shares.
(7)	Includes 55,400 shares held outright, 427 shares accrued under the 401(k) plan, and options for 24,704 shares.
(8)	Includes 69,442 shares held outright, and options for 7,500 shares.
(9)	Includes 30,859 shares held outright, 9,000 shares held indirectly in IRAs, and options for 17,000 shares.
(10)	Includes 45,423 shares held outright.
(11)	Includes 21,763 shares held outright and options for 15,000 shares.
(12)	Includes 22,436 shares held outright.
(13)	Information provided is based solely on a Schedule 13G dated January 30, 2009, filed on behalf of Royce & Associates, LLC and its subsidiaries. Royce & Associates, LLC has sole voting and sole dispositive power of 6,463,177 shares. The business address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York, 10019.
(14)	Information provided is based solely on a Schedule 13G dated February 9, 2009, filed on behalf of Capital Research Global Investors. Capital Research Global Investors has sole voting and sole dispositive power of 3,720,600 shares.
The business address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California, 90071.
(15)	Information provided is based solely on a Schedule 13G dated February 13, 2009, filed on behalf of Artisan Partners Limited Partnership, and its subsidiaries. Artisan Partners Limited Partnership has sole voting power of 2,030,600 shares and sole dispositive power of 2,211,700 shares. The business address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin, 53202.

*	Less than 1%.
**	The address of the named executive officers and directors is c/o TrueBlue, Inc., 1015 A Street, Tacoma, Washington 98402.

EXECUTIVE OFFICERS

     The names, ages and positions of the current executive officers of the Company are listed below, along with their prior business experience. No family relationships exist among any of the directors or executive officers of the Company.

Robert P. Breen, 44, has served as Vice President of Strategic Planning and Financial Analysis since 2003. Prior to that time, Mr. Breen served as Director of Financial Planning and Analysis and held other positions within the finance area since joining the Company in 1997. Prior to that, Mr. Breen spent eight years in public accounting with BDO Seidman, LLP.

Steven C. Cooper, 46, has served as a Director and the Company’s Chief Executive Officer since 2006, and has served as President since 2005. From 2001 to 2005, Mr. Cooper served as the Company’s Executive Vice President and Chief Financial Officer.

James E. Defebaugh, 54, has served as Executive Vice President, General Counsel and Secretary of the Company since 2006, after serving as Vice President, General Counsel and Secretary of the Company since joining the Company in 2005. Prior to joining the Company, Mr. Defebaugh held various positions with Kmart Holding Corporation, including Senior Vice President and Chief Legal Officer (2004-2005), Vice President and Chief Compliance Officer (2002-2004), Vice President and Corporate Secretary (2001-2002), and Vice President, Legal (2001). Mr. Defebaugh also served as Vice President and Chief Compliance Officer of Sears Holdings Corporation in 2005.

John D. Demarest, 48, has served as President of the Company’s Light Industrial Group since May 2008. Prior to this position, he was the President of one of the Company’s subsidiaries, Personnel Management, Inc., beginning in 2007 (prior to the Company’s acquisition of this subsidiary in April 2008). Previously, Mr. Demarest was the Senior Vice President of DHI Holdings, Inc., from 1999 to 2007, and an Executive Vice President of Diversco from 1999 to 2007.

Derrek L. Gafford, 38, has served as the Company’s Executive Vice President and Chief Financial Officer since 2006, after serving as Vice President and Chief Financial Officer since 2005 and as the Company’s Vice President of Finance and Accounting beginning in 2004. Mr. Gafford is a Certified Public Accountant and first joined the Company in 2002 serving as Vice President and Treasurer. Prior to joining the Company, Mr. Gafford served as Chief Financial Officer for Metropolitan Markets, a grocery retailer, from 2001 to 2002 and held a variety of finance positions with Albertsons from 1995 to 2001.

Wayne Larkin, 43, has served as President of Labor Ready since May 2008. Prior to this position, he was the Executive Vice President for Operations since 2007, and the Senior Vice President for Operations in 2006, after serving as a Regional Vice President for Operations since 2005. Mr. Larkin originally joined the Company as a District Manager in 1996 and then was promoted in 1998 to Area Director of Operations. Between 1999 and 2002, Mr. Larkin worked for Staffmark, serving first as a Business Development Manager and then as a General Manager. Mr. Larkin rejoined the Company in 2002. Prior to working for the Company, Mr. Larkin held various management positions with Avis Rent-A-Car.

Billie R. Otto, 42, has served as Vice President and Chief Information Officer since 2004. Ms. Otto has been with the Company since 1998, serving most recently as Vice President and Corporate Controller. Prior to joining the Company, Ms. Otto worked in public accounting with the firm now known as RSM McGladrey from 1990 to 1998.

Noel S. Wheeler, 68, has served as the President of the Company’s Skilled Trades Group since May 2008 and as President and CEO of CLP Resources since 1999. From 1994 to 1999, he was President and COO of TRS Staffing Solutions, Inc., a wholly-owned staffing subsidiary of Fluor Daniel, Inc. Mr. Wheeler joined Kelly Services in 1984, where he established their international division in 1988 and served as Senior Vice President until 1994.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

     Compensation for our executives is determined by the Compensation Committee (the “Committee”) which consists of Thomas McChesney, Chair, William Steele and Craig Tall. As discussed under the “Corporate Governance” section, each of the members satisfies all of the independence requirements of the New York Stock Exchange. Each member also meets applicable requirements under the regulations issued by the Securities and Exchange Commission as “non-employee directors” and the Internal Revenue Service as “outside directors.” Our Chief Executive Officer, Chief Financial Officer and the other executive officers identified in the Summary Compensation Table, below, are referred to as “named executive officers.”

     The Committee’s mission, as stated in its Charter, is “to further shareholder value by helping to create compensation plans that provide financial incentives to employees for producing results that fairly reward shareholders.”

Objectives of the Executive Compensation Programs

     The objective of our compensation program for our executive officers is to provide significant incentives which attract, motivate, and retain key executives and reward them for developing and pursuing the strategies and obtaining the objectives proposed by management and set by the Board with the overall objective of producing fair long-term rewards for our shareholders. Our compensation programs are annually reviewed and modified, as appropriate, in order to be closely integrated with Company strategies and objectives for the ultimate purpose of growing shareholder value on a long-term basis.

Summary

     Our current compensation programs are the result of decisions made by the Committee during the last five years. The following chart summarizes the key components of the compensation program and identifies the current status of each component:

Component	2008 Key Features	Status
Base Salaries
  Based on bi-annual review of published studies and review of specific peer companies;
  Goal is to set base salaries at or near the median of the prevailing salary levels determined by the study;
  Base salaries are a key component in short and long-term plans which are set at factors or multiples of base salaries if relevant goals are attained;
2008 salaries were based on the last review in 2007; 2009 salaries have been reduced by 13% for NEOs and by 15% for the CEO from 2008 levels due to the current economic environment;
Short-Term Incentive Plan
  2008 Company target of 10% year-over year-growth in net income;
  Participation begins upon 50% attainment of Company target and capped at 125% of Company target;
  Individual targets set at 60% of base salary for CEO and 40% for named executive officers;
  Individual adjustments ranging from 0.6 to 1.5 available to be made by the Committee;

  Company target not attained in 2008;
  Plan under revision for 2009;
  Revised plan is expected to involve a combination of Company performance requirements for 50% of the incentive and four individual performance factors for 50% of the incentive;
  Minimum Company profitability required before incentives are earned;
  Company targets would allow participation to begin at portion of the of target and cap maximum awards;
  Individual targets would be determined on an earned or not earned basis;

  The use of individual adjustments will be eliminated due to the inclusion of individual performance factors in the basic design;

Long-Term Incentive Plan	CEO – 1.5x base salary, 50% restricted shares and 50% stock options; Other named executive officers – 1.0x base salary, 60% restricted shares and 40% stock options.	2009 awards and options granted on February 6, 2009.

Compensation Philosophy

     Our compensation philosophy has historically based a significant portion of executive compensation on the Company’s overall performance, while including within the short-term and long-term incentive plans the ability to include adjustments based on the Committee’s independent evaluation of the individual performance of each executive. As discussed in the next section, the short-term incentive plan and the stock option portion of the long-term incentive plan are by design directly linked to Company and individual performance, while the restricted stock portion of the long-term incentive plan provides a continual incentive to increase the long-term value of the Company’s stock regardless of the stock value at the time of grant. The combination of base salaries and the short-term and long-term incentive plans are intended to provide an opportunity for executives to earn competitive compensation which over time will correlate with overall Company performance. The three components are designed to provide executive compensation that is competitive with the long-term goal of placing the executives at or near the mid-point for total compensation received for comparable positions at the companies included in the surveys and studies described below.

     The actual values obtained under either the short-term or long-term incentives may vary significantly depending on the performance of the Company in the case of the short-term incentive and specifically our stock in the case of the long-term incentive awards. As discussed below, the short-term incentives based on Company performance were not earned in 2007 or 2008, however, in a few instances short-term incentives were earned by executives who achieved their individual goals.

     Due to the unique challenges and uncertainties that face the Company in 2009, the Committee has concluded that it will need to modify its short-term incentive plan. The Committee continues to believe that a major portion of incentive compensation should be based on Company-wide goals, but that in order to directly address challenges presented by the current economy and particularly the staffing industry it will be essential to include within the short-term incentive plan individual goals for each executive. However, no short-term incentive awards will be made in 2009 unless the Company obtains a minimum profit level. The Committee, working with its outside consultant is currently engaged in a process of defining both the Company and individual performance goals for 2009.

Design of Compensation Programs

     The three major elements to our compensation program – base salary, the short-term incentive plan, and the long-term incentive plan – are reviewed and determined annually and presently consist of the following components:

     Base Salaries

     In 2008, base salaries for the named executive officers as a group totaled $1,734,811 or 43% of “Total Compensation” as calculated for the Summary Compensation Table below.

     The Committee’s policy is to review base salaries every two years. At its September 2007 meeting the Committee received a presentation from Mercer Human Resources Consulting relating to base salaries and short-term incentive targets. The presentation was based on information compiled from both published salary surveys and a peer group compiled by Mercer based on input from Committee members. The following companies were selected. Although they differ in many respects from TrueBlue, they were selected because they are engaged in staffing or functionally similar industries which operate national branches and share similar revenue, market cap, total assets and core employee demographics:

ABM Industries Inc.	MPS Group Inc.
Administaff Company	Resources Connection Inc.
CDI Corp	RSC Holdings Inc.
Dollar Thrifty Automotive GP	Spherion Corp
G&K Services Inc.	Unifirst Corp
Hudson Highland Group Inc.	Volt Info Sciences Inc.
Kforce Inc.	Westaff Inc.

     The data from this peer group was combined with national published surveys compiled by Mercer (Mercer Benchmark Database) and Watson Wyatt Data Services (Top Management Compensation Report). The Committee’s review of both the peer group data and the national surveys made it apparent that the base salaries and short-term target bonuses would likely produce total cash compensation which would be less than the median goal previously established by the Committee. The Committee again reviewed this subject and the relevant data at its December 2007 meeting as well as considering the background, experience, and past performance of each executive. As a result of this review in 2007 the base salary for our Chief Executive was set at $550,000 and the base salary for each of the named executive officers was set at $300,000. As discussed last year, the Committee concluded that the resulting salary for the Chief Executive was below the median determined by the combined survey and peer group review and that the base salaries for the other named executives that were on average close to but generally just below their respective medians.

     At its February 2009 meeting, the Committee concurred in a proposal by the Chief Executive Officer to reduce the Chief Executive Officer’s base salary by 15% and reduce the base salaries for all other executive officers by 13% for 2009. Similarly, the Board has reduced its retainer and meeting fees by 15% for 2009. Although the Company’s general philosophy is to set base salaries at the median, the Committee concluded that the resulting salaries represented an appropriate balance between the interests of the shareholders and the executives, especially taking into account the challenges faced by the Company during the current economic crisis. The salary reductions were part of a comprehensive Company-wide cost reduction undertaking and exceed those being applied to other company employees. Base compensation is a key component of the overall compensation program since it is utilized in determining awards under both the short-term and long-term incentive plans. The awards under those plans are determined by multiplying base compensation by a percentage or factor in addition to other objective and subjective adjustments as described below.

     Short-Term Incentive Plans

     2008 Short-Term Incentive Plan

     The short-term incentive plan was initially adopted in 2003. No short-term incentive was earned in 2008 so the following discusses the procedures that would have been followed. The Committee is in the process of reviewing and will revise the plan for 2009. A preliminary description of the proposed changes for 2009 is included below.

     Prior to the commencement of each year, the Committee established a Company performance target which was based on the attainment of a pre-established earnings target which was also approved by the full Board. In 2008, all named executive officers had individual performance targets of 40% of their base salary, except the CEO, who had an individual performance target of 60%. In addition to the targets, the Committee set a threshold point (50% of the Company performance target) below which no awards were payable and a maximum point (125% of the Company performance target) at which awards were capped. Thus, no short-term award could be earned unless the Company achieved at least half of the pre-established earnings goal.

     Once the base incentive award was determined, an individual multiplier between 0.5 and 1.2 could be applied. The purpose of the multiplier was to provide the Committee with the means to make adjustments for variations in individual performances based on the subjective review and determination of the Committee. In determining the multiple applicable to the Chief Executive Officer, the plan provides for an annual evaluation of the Chief Executive Officer’s performance against pre-established goals and objectives. In the case of other named executive officers, the Committee would receive input from the Chief Executive Officer as to the performance of each executive officer. The Committee would then make a final decision based on such input as well as their own observations and evaluations.

     In 2008, the Company’s net income declined by 106% from the net income in 2007. This was below the Company’s performance target of obtaining a 10% increase in year-to-year adjusted net income and accordingly the threshold level was not attained and no short-term incentive bonuses were earned in 2008.

     2009 Short-Term Incentive Plan

     In recognition of the significant challenges facing the Company and the staffing industry in general due to the unprecedented world wide economic crisis, the Committee has concluded that changes to the Short-Term Incentive Plan are necessary. A new plan is being formulated. Consistent with the Company’s philosophy the goals will be challenging yet attainable and subject to an overall balance between the interests of the shareholders and the executives.

     As currently contemplated the Short-Term Incentive bonus for each executive will be based on a combination of Company performance (tentatively set at 50%) and four individual performance factors (tentatively set at 12.5% each) three of which would be based on objective goals and one based on an individual evaluation by the Committee in the case of the CEO and by the CEO in the case of the other named executive officers subject to review and concurrence by the Committee. No short-term incentive bonuses would be paid unless the Company obtains a minimum level of profitability. It is also contemplated that the portion of the Company performance target would allow participation upon attainment of a certain portion of the Company performance target while being subject to a cap. Each of the individual factors would be determined on an earned or not earned basis again subject to the requirement that the Company attain a minimum level of profitability. The individual incentives would be set at a multiple of base salaries. Because of the significant inclusion of individual performance factors in the initial analysis the Committee concluded that it would no longer be necessary to apply individual adjustments as a secondary step in the process.

     Long-Term Executive Equity Incentive Plan

     The long-term executive equity incentive plan, which is designed to align the long-term interests of the named executive officers with the shareholders, was first implemented in 2004 as part of a study by the Committee, consists of annual grants of restricted stock and stock options together with the ownership retention requirements discussed below. The Committee, in conjunction with its consultant, after a review of data compiled from the same compensation studies described above for base salaries, determined that the annual equity awards should be set at multiples of base compensation, ranging from 0.6 to 1.5 depending upon the executive position and experience and the subjective evaluations of the Committee. Each annual award in 2004 through 2007 consisted of restricted stock having a value equal to 50% of the annual equity award and stock options having a value equal to 50% of the annual equity award. As part of its review in 2007 the Committee increased the restricted stock portion to 60% and reduced the option portion to 40% for awards in 2008 and 2009 for the named executive officers other than the Chief Executive Officer. The restricted stock awarded in 2004 through 2009 are generally subject to vesting equally over three years. The stock options awarded in 2004 through 2006 are generally subject to vesting equally over three years and the stock options awarded in 2007 through 2009 fully vest on the third anniversary after their grant date.

     Beginning in 2007, for executives receiving over $100,000 of stock option grants, the first $100,000 worth of stock option grants is intended to qualify as incentive stock options, which provide favorable tax treatment for the executive provided that the executive satisfies the statutory holding period requirement by retaining the shares for two years after grant and one year after exercise.

     The Committee believes that the use of both stock options and restricted stock, taking into account applicable vesting requirements, closely aligns executive compensation with the value to be received by shareholders during the same period. The option awards provide the executive with a benefit only if the value of

Company shares increases over the exercise price of the options, but potentially provide greater leverage since more shares are included in an option grant than in a grant of restricted stock. The value of the restricted stock will fluctuate with the value of Company shares and provides a benefit even if the value of the Company’s shares decline but has less upside potential than stock options since fewer shares are awarded in a restricted stock award having an equivalent initial value.

     The Company prices and determines the number of shares to be received in each annual equity award based on the closing price on the second full trading day after the announcement of the Company’s fourth quarter and year-end financial results. The awards this year were priced based on the closing price of the Company’s common stock on February 6, 2009.

     Named executive officers may also receive an equity award in connection with their initial hiring or upon a promotion. In each case the equity award is valued as of the later of the date of approval by the Board or the effective date of such hiring or promotion.

     In 2008, the aggregate value of the equity awards under the long-term incentive plan to the named executive officers was $2,257,053, or 56% of “Total Compensation” as calculated for the Summary Compensation Table below. The valuation of the equity awards are based on the valuations included in the Summary Compensation Table which are determined in accordance with FASB Statement 123R as applied to the Company’s financial statements.

Total Compensation

     As part of its review at meetings in September and December 2007 the Committee also concluded that the ratio between the total compensation that may be earned by the Chief Executive Officer and the total compensation that may be earned by the named executive officers was in its opinion both equitable and competitive based on the facts and circumstances known at that time. Actual compensation earned during 2008 was substantially below the targeted levels for all named executives.

Stock Ownership Guidelines

          The Committee has adopted the following stock ownership guidelines for named executive officers that are based on a multiple of base salary:

Level	Guideline
Chief Executive Officer	Shares with a fair market value equal to three times base salary
Executive Vice Presidents	Shares with a fair market value equal to two times base salary
Vice Presidents	Shares with a fair market value equal to one times base salary

     Executives are expected to achieve their targets within five years of becoming subject to the ownership guidelines. The guidelines may be satisfied by shares owned outright (regardless of whether acquired through a Company plan or other acquisition), unvested restricted shares or shares held in the executives account under the Company’s employee stock purchase or 401K plans. Compliance with the plan as well as the value of the Company shares will be determined on an annual basis as of the effective date of the grants of the Company restricted stock under the long-term incentive program described above. Executives who have not satisfied the applicable guideline will be required to retain 50% of the net (after applicable taxes) on each vesting date for the restricted stock awards.

Change in Control Agreements

     In 2006 at the suggestion of a member of the Committee, outside counsel and Mercer were engaged to assist in the development of change in control agreements. These agreements are described in greater detail under “Potential Payments upon Termination or Change in Control” below, and were approved by all of the independent directors. The change in control agreements are intended to protect the interests of the Company’s shareholders by providing short-term security for the executives in the event management and the Board are presented with a business combination or other opportunity which is determined to be in the best interest of the Company’s shareholders. The Committee designed the change in control agreements to achieve a balance between the benefits of providing executives with security and the potential impact on the shareholders. The major provisions included to achieve this balance include:

  the change in control agreements require a “double trigger,” i.e., both a change in control and either an involuntary termination by the Company or a termination for good reason by the executive;
  the basic benefit is limited to an amount equal to two times (three times in the case of the Chief Executive Officer) the sum of (i) the executive’s annual base salary rate in effect for the year in which the termination date occurs, (ii) the executive’s short-term incentive target award; plus (iii) the immediate vesting of outstanding, unvested equity awards;
  the effective cost is further controlled by a “modified cap” which provides that if the “parachute” amount payable would trigger an excise tax under Section 4999 of the Internal Revenue Code then the amount required to be paid is the greater of the cut-back parachute payment or 90% of the full parachute payment after taxes;
  the Company is not obligated to pay a “gross up” in the event excise taxes are payable; and
  the executives agreed to restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality.

      In addition to the three basic components of the Company’s compensation program and the change in control agreements, the Committee also approved and adopted the Company’s Nonqualified Deferred Compensation Plan during 2006.

Nonqualified Deferred Compensation Plan

     The named executive officers, in addition to certain other eligible executives, are entitled to participate in the TrueBlue Nonqualified Deferred Compensation Plan (the “Deferral Plan”). Pursuant to the Deferral Plan, eligible employees can defer up to 50% of base salary and up to 75% of amounts received under the short-term incentive plan. Under the Deferral Plan the Company may make discretionary matching contributions which, if made, will be designed to provide a benefit generally equivalent to matching benefits that the Company generally makes available to its employees, but was not able to make under its 401(k) Plan for executive officers due to limitations that apply to highly compensated employees. Although the Company plans to invest deferred amounts in separate investment funds managed by third parties it is not required to do so and all deferred amounts are subject to the risk of loss in the event that the Company becomes insolvent. The Deferral Plan is administered by a benefits committee consisting of Company employees and named executive officers who are eligible to participate on the same basis as other eligible employees. For the reasons discussed above the Committee believes that the Deferral Plan is a reasonable benefit for the named executives and does not impose any significant risk to or burden on the Company. In February the Board of Directors decided to suspend Company contributions to its 401K Plan, accordingly the Company does not currently plan to make a matching contribution to the Deferral Plan.

Tax and Accounting Implications

     Deductibility of Executive Compensation

     Section162(m) of the Internal Revenue Code limits the Company’s ability to deduct certain compensation over $1 million paid to the named executives unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Committee believes that it is generally in the Company’s best interests to comply with Section 162(m) and expects that most of the compensation paid to the named executives will be under the $1 million limit, eligible for exclusion (such as stock options) under the $1 million limit, or based on qualified performance objectives. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, it is possible that some compensation paid to the named executive officers may not be deductible, such as the restricted stock portion of the long-term executive equity incentive plan to the extent that the aggregate of non-exempt compensation exceeds the $1 million level.

     Nonqualified Deferred Compensation

     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements by adding a new Section 409A to the Internal Revenue Code. The Company is operating in compliance with the statutory provisions regarding nonqualified deferred compensation arrangements.

     Accounting for Stock-Based Compensation

     Since December 31, 2005, the Company has accounted for stock-based payments, including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of SFAS Statement 123(R).

Compensation Committee Processes

     The Committee has regularly scheduled in-person meetings each quarter and has additional in-person or telephonic meetings as appropriate. During 2008 the Committee met five times. The agenda for each meeting is set by the Chair. The Committee has full authority to directly retain the services of outside counsel and compensation consultants and has done so on a regular basis. Our Chief Executive Officer and other named executive officers have attended portions of Committee meetings in order to provide information and help explain data relating to matters under consideration by the Committee but are not present during deliberations or determinations of their respective compensation or during executive sessions which occur in connection with each meeting. Outside counsel also regularly attends Committee meetings.

     Prior to each regular meeting the Committee receives meeting materials including the agenda, minutes from prior meetings, a summary of outstanding equity awards and other briefing and background materials relating to agenda items. Tally sheets for each of our named executive officers, are made available to the Committee for each meeting at which the Committee considers material changes to existing compensation arrangements or exercises discretion under existing plans. The tally sheets summarize: (i) all material aspects of the executive compensation program for each named executive officer for the last two full years as well as year-to-date information for the current year including base salary, cash awards under the short-term incentive plan, equity awards (restricted stock and option grants) under the long-term incentive plan and all other miscellaneous compensation and benefits; (ii) equity ownership information for the last two years and the current year including current holdings, option vestings and exercises, restricted stock vestings, and any other purchases or sales of our stock; and (iii) amounts payable to named executive officers in the event of termination under various scenarios, including voluntary and involuntary termination with and without cause or good reason. The regular availability of tally sheets provides the Committee with up to date and relevant information and has enabled the Committee members to assess the effect of individual decisions and new proposals in the context of the existing programs and prior awards and benefits taken as a whole.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Thomas E. McChesney, Chair
William W. Steele
Craig E. Tall

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised entirely of independent directors. During 2008 none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows all compensation paid by the Company in fiscal 2006, 2007, and 2008 to our Chief Executive Officer, Chief Financial Officer, and the other three most highly paid executive officers. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.” Annual Compensation includes amounts deferred at the Named Executive Officer’s election.

						Change in
					Non-Equity	Pension
			Stock	Option	Incentive Plan	Value and
Name and			Awards	Awards	Compensation	Deferred	All Other
Principal Position	Year	Salary	(1)	(2)	(3)	Compensation	Compensation		Total
Steven C. Cooper	2006	$394,848	$220,315	$260,473	$184,700	–	–		$1,060,336
President and	2007	$425,000	$315,633	$260,399	–	–	$4,014	(4)	$1,005,046
Chief Executive Officer	2008	$545,194	$380,214	$333,782	–	–	–		$1,259,190
Derrek L. Gafford	2006	$250,001	$83,704	$125,188	$84,600	$196 (5)	$3,163	(6)	$546,656
Executive Vice President	2007	$250,001	$138,446	$147,440	–	–	$3,875	(6)	$539,762
and Chief Financial Officer	2008	$298,077	$200,826	$189,748	–	–	–		$688,651
James E. Defebaugh	2006	$275,001	$83,186	$70,652	$77,600	–	$33,326	(7)	$539,765
Exec. V.P., Secretary,	2007	$275,001	$140,441	$104,854	–	–	$288,780	(8)	$809,076
and General Counsel	2008	$299,039	$203,704	$159,375	–	–	$23,406	(9)	$685,524
Wayne Larkin	2006	$250,001	$75,589	$78,451	$70,500	–	$3,163	(6)	$477,704
President of Labor Ready	2007	$250,001	$129,667	$95,052	–	–	$9,056	(10)	$483,776
	2008	$298,077	$228,417	$137,194	–	–	$680	(11)	$664,368
Noel S. Wheeler	2006	$250,000	$140,062	$155,517	$79,600	$590 (5)	$100,000	(12)	$725,179
President of	2007	$250,000	$230,253	$226,339	$37,500	$2,597	$3,875	(6)	$750,564
the Skilled Trades Group	2008	$294,424	$216,749	$207,044	–	–	–		$718,217
____________________

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006, 2007, and 2008 fiscal year for the fair value of restricted shares granted to each of the named executive officers in 2006, 2007, and 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, fair value is calculated using the closing price of Company stock on the date of grant. For additional information, refer to Note 12 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2006 and 2007 Form 10-K and Note 13 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2008 Form 10-K (listed under Stock Based Compensation). These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. Information regarding the shares of restricted stock granted to our named executive officers during 2006, 2007, and 2008 is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the restricted stock granted during 2006, 2007, and 2008 computed in accordance with SFAS 123R.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006, 2007, and 2008 fiscal year for the fair value of stock options granted to each of the named executive officers in 2006, 2007, and 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 12 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2006 and 2007 Form 10-K and Note 13 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2008 Form 10-K (listed under Stock Based Compensation). For information on the valuation assumption with respect to grants made prior to 2006, refer to the note on other stock-related information for the Company financial statements in the Form 10-K for the respective year-end. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. Information regarding the stock options granted to our named executive officers during 2006, 2007, and 2008 is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the stock options granted during 2006, 2007, and 2008 computed in accordance with SFAS 123R.
(3)	The amounts set forth in this column for the respective fiscal year were earned during such fiscal year and paid in the early part of the corresponding subsequent fiscal year to each of the named executive officers under our Short-Term Incentive Plan. This column represents the dollar amount recognized for financial statement reporting purposes. These amounts reflect the company’s accounting expense for these awards, and materially correspond to the actual value that was recognized by the named executive officers. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion above in the Compensation Discussion and Analysis entitled, “Short-Term Incentive Plan.”
(4)	This amount represents $680 in a gift card, $3,334 in spousal travel.
(5)	These amounts represent the “above market” earnings on contributions to the Company’s deferred compensation plan, described in more detail below in the section regarding Nonqualified Deferred Compensation.
(6)	These amounts represent 401(k) matching funds paid to the named executive officer.
(7)	This amount represents $2,512 paid in 401(k) matching funds and $30,814 paid in relocation expenses.
(8)	This amount represents $2,812 paid in 401(k) matching funds, $4,495 for a 2006 tax shortfall, and $281,473 in relocation expenses paid to or on behalf of the named executive officer.
(9)	This amount represents a tax reimbursement related to relocation expenses.
(10)	This amount represents $680 in a gift card, $4,501 in spousal travel, and $3,875 in 401(k) matching funds.
(11)	This amount represents $680 in a gift card.
(12)	This amount represents part of the transition bonus relating to the acquisition of CLP Resources.

Grants of Plan-Based Awards

     The following table provides information about equity awards granted and non-equity awards paid to the named executive officers in 2008. In the columns labeled as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the Short-Term Incentive Plan discussed in the Compensation Discussion and Analysis. In the columns labeled below as Estimated Future Payouts Under Equity Incentive Plan Awards, this table quantifies actual stock option and restricted stock grants made to named executive officers under the Long-Term Executive Equity Incentive Plan discussed in the Compensation Discussion and Analysis. For additional information about the non-equity incentives and option awards and restricted stock awards, see the description of incentive compensation in the Compensation Discussion and Analysis.

								Exercise or	Grant Date
						Estimated Future		Base Price	Fair Value
						Payouts Under Equity		of Option	of Stock
		Action	Estimated Future Payouts Under			Incentive Plan		Awards	and Option
	Grant	Date	Non-Equity Incentive Plan Awards			Awards		($/Share)	Awards
Name	Date	(1)	(2)			(3)		(4)	(5)
			Threshold	Target	Maximum	Stock	Restricted
						Options	Stock
Steven C. Cooper		12/4/07	$165,000	$330,000	$495,000
	2/1/2008					85,317		$14.85	$412,081
	2/1/2008						27,778		$412,503
Derrek L. Gafford		12/4/07	$60,000	$120,000	$180,000
	2/1/2008					24,820		$14.85	$120,000
	2/1/2008						12,121		$179,997
James E. Defebaugh		12/4/07	$60,000	$120,000	$180,000
	2/1/2008					24,820		$14.85	$120,000
	2/1/2008						12,121		$179,997
Wayne Larkin		12/4/07	$60,000	$120,000	$180,000
	2/1/2008					24,820		$14.85	$120,000
	2/1/2008						12,121		$179,997
	5/14/08						8,689		$119,195
Noel S. Wheeler		12/4/07	$60,000	$120,000	$180,000
	2/1/2008					24,820		$14.85	$120,000
	2/1/2008						12,121		$179,997
____________________

(1)	This column reflects the date that the Compensation Committee approved the Company performance target and individual target incentive percentages pursuant to the Short-Term Incentive Plan.
(2)	These columns show what the potential payout for each named executive officer was under the Short-Term Incentive plan in 2008, if the threshold, target, or maximum goals were satisfied for all performance measures. The potential payouts were performance-driven and therefore completely at risk. For actual payouts under the Short-Term Incentive plan in 2008, please see the Summary Compensation Table, above. The business measurements, performance goals, and salary multipliers for determining the payout are described in the Compensation Discussion and Analysis, above.
(3)	This column shows the number of stock options and restricted stock awards granted in 2008 to the named executive officers under the Long-Term Incentive plan. The 2008 stock options vest in full three years after the date of grant. The majority of our restricted stock awards vest over periods ranging from three to four years.
(4)	This column shows the exercise price for the stock options granted, which was the closing price of Company stock on the grant date indicated.
(5)	This column shows the full grant date fair value of grants under SFAS 123R. Generally the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule, excluding the impact of estimated forfeitures. For options, the fair value is calculated using the Black Scholes value on the grant date which was $4.83 for all 2008 option grants. The fair value shown for stock awards and option awards are accounted for in accordance with SFAS 123R. For restricted stock, fair value is calculated using the closing price of Company stock on the grant date. The closing price of Company stock on February 1, 2008 was $14.85, and the closing price of Company stock on May 14, 2008 was $13.81. For additional information, refer to Note 13 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2008 Form 10-K (listed under Stock Based Compensation). These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

     The following table provides information on the holdings of stock option and restricted stock awards to the named executive officers as of December 26, 2008. This table includes unexercised and unvested option awards and unvested shares of restricted stock. Each equity grant is shown separately for each named executive. The option exercise price shown below reflects the closing market price of the Company’s stock on the date of the grant. The market value of the restricted stock awards is based on the closing market price on December 26, 2008, which was $9.15. For additional information about the option awards and restricted stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis. The vesting schedule for each grant is shown following this table, based on the option or restricted stock award grant date. Grants that are not listed in the vesting schedule are 100% vested.

	Option Awards					Restricted Stock Awards
		Number of	Number of
		Securities	Securities				Number of
		Underlying	Underlying				Shares or Units	Market Value of
		Unexercised	Unexercised	Option	Option		of Stock That	Shares or Units of
	Grant	Options	Options	Exercise	Expiration	Grant	Have Not	Stock That Have Not
Name	Date	Exercisable	Unexercisable	Price	Date	Date	Vested	Vested
Steven C. Cooper	1/3/05	25,970		$16.98	1/3/2012	1/3/06	3,037	$27,789
	1/3/06	25,501	12,750	$21.24	1/3/2013	5/17/06	5,000	$45,750
	2/2/07		5,268	$18.98	2/2/2014	2/2/07	11,195	$102,434
	2/2/07		45,732	$18.98	2/2/2014	2/1/08	27,778	$254,169
	2/1/08		78,583	$14.85	2/1/2015
	2/1/08		6,734	$14.85	2/1/2015
Derrek L. Gafford	1/3/05	11,250	3,750	$16.98	1/3/2012	1/3/06	2,353	$21,530
	1/3/06	19,763	9,881	$21.24	1/3/2013	2/2/07	5,268	$48,202
	2/2/07		18,732	$18.98	2/2/2014	2/1/08	12,121	$110,907
	2/2/07		5,268	$18.98	2/2/2014
	2/1/08		18,086	$14.85	2/1/2015
	2/1/08		6,734	$14.85	2/1/2015
James E. Defebaugh	1/3/06	18,117	9,057	$21.24	1/3/2013	9/12/05	1,500	$13,725
	2/2/07		5,268	$18.98	2/2/2014	1/3/06	2,157	$19,737
	2/2/07		21,132	$18.98	2/2/2014	2/2/07	5,795	$53,024
	2/1/08		18,086	$14.85	2/1/2015	2/1/08	12,121	$110,907
	2/1/08		6,734	$14.85	2/1/2015
Wayne Larkin						1/3/05	449	$4,108
	1/3/06	16,470	8,234	$21.24	1/3/2013	4/21/05	1,500	$13,725
	2/2/07		14,732	$18.98	2/2/2010	1/3/06	1,961	$17,943
	2/2/07		5,268	$18.98	2/2/2010	2/2/07	4,390	$40,169
	2/1/08		18,086	$14.85	2/1/2015	9/5/07	3,693	$33,791
	2/1/08		6,734	$14.85	2/1/2015	2/1/08	12,121	$110,907
						5/14/08	8,689	$79,504
Noel S. Wheeler	5/27/05	42,574		$20.39	5/27/2009
	1/3/06	19,763	9,881	$21.24	1/3/2013	1/3/06	2,353	$21,530
	2/2/07		5,268	$18.98	2/2/2014	2/2/07	5,268	$48,202
	2/2/07		18,732	$18.98	2/2/2014	2/1/08	12,121	$110,907
	2/1/08		18,086	$14.85	2/1/2015
	2/1/08		6,734	$14.85	2/1/2015

Vesting Schedule for Outstanding Awards at Fiscal Year-End Table

     Vesting schedules are provided below for grants that were not 100% vested as of December 26, 2008.

Grant Date	Option Awards Vesting Schedule	Grant Date	Stock Awards Vesting Schedule
1/3/05	33% vests each year for 3 years	1/3/05	25% vests each year for 4 years
5/27/05	33% vests each year for 3 years	4/21/05	25% vests each year for 4 years
1/03/06	33% vests each year for 3 years	9/12/05	25% vests each year for 4 years
2/2/07	100% vests on 3rd anniversary of award	12/15/05	25% vests each year for 4 years
2/1/08	100% vests on 3rd anniversary of award	1/03/06	33% vests each year for 3 years
		5/17/06	25% vests each year for 4 years
		2/2/07	33% vests each year for 3 years
		9/5/07	25% vests each year for 4 years
		2/1/08	33% vests each year for 3 years
		5/14/08	25% vests each year for 4 years

Option Exercises and Stock Vested

     The following table provides information for the named executive officers on: (1) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards

	Number of Shares	Value Realized on		Value Realized
	Acquired on	Exercise	Number of Shares	on Vesting
Name	Exercise	(1)	Acquired on Vesting	(2)
Steven C. Cooper	31,000	$109,417	2,500	$33,975
	3,000	$10,631	5,599	$80,626
	449	$1,670	3,592	$47,037
			3,038	$39,783
Derrek L. Gafford	7,000	$29,050	1,500	$12,210
			2,635	$37,944
			2,354	$30,826
James E. Defebaugh	–	–	1,500	$24,173
			2,898	$41,731
			2,158	$28,259
Wayne Larkin	4,200	$15,089	1,231	$20,435
			1,500	$19,073
			2,196	$31,622
			449	$5,880
			1,962	$25,692
Noel S. Wheeler	–	–	5,889	$80,268
			2,635	$37,944
			2,354	$30,826
____________________

(1)	The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	The dollar amount realized upon vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits

     The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

     The Company maintains a nonqualified unsecured Deferred Compensation Plan that allows certain highly compensated employees, including the named executive officers, to defer portions of their base salary and annual incentive bonus and thereby defer taxes.

	Executive		Aggregate
	Contributions in	Registrant	Earnings in		Aggregate
	Last FY	Contributions	Last FY		Withdrawals/	Aggregate Balance
Name	(1)	in Last FY	(2)		Distributions	at Last FYE
Steven C. Cooper	–	–		–	–	–
Derrek L. Gafford	$51,923	$1,250	-$	31,207	–	$65,577
James E. Defebaugh	–	–		–	–	–
Wayne Larkin	$19,375	–	-$	4,792	–	$14,583
Noel S. Wheeler	$59,375	$1,250	-$	100,040	–	$140,228
____________________

(1)	The amounts contributed to this plan by the Company’s named executive officers are set forth in this table are included in the amounts shown as “Salary” in the Summary Compensation Table, above.
(2)	The amounts reported in the “Aggregate Earnings in Last FY” column represent all earnings on nonqualified deferred compensation in fiscal year 2008. Pursuant to SEC rules, all earnings on nonqualified deferred compensation in fiscal year 2008 in excess of 4.45% (the December 2008 Applicable Federal Long Term Rate with compounding) have been deemed “above-market earnings”. Based on the performance of the funds elected in advance by the participants (as described below), no Named Executive Officer had earnings on nonqualified deferred compensation in excess of 4.45% in fiscal year 2008. Any “above-market earnings” on nonqualified deferred compensation would have been reported in this year’s “Summary Compensation Table.” See the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.”

     The participants in the Nonqualified Deferred Compensation Plan may annually elect to defer up to 50% of salary and up to 75% of their annual incentive bonus. Participants are always 100% vested in the elective deferral contributions to the plan. The amounts deferred into this plan and all earnings remain subject to the claims of the Company’s general creditors until distributed to the participant. Participants may receive their funds during employment in the case of an unforeseen emergency, the disability of the participant, or a change in control. The participant may only receive their funds after employment in the case of their separation from the Company or the participant’s death or disability. The Company’s matching contributions are discretionary. Whether a matching contribution will be made for a plan year and the amount of any such match will be determined each year by the Company. Any matching contributions a participant receives in the plan for a plan year are subject to a vesting schedule over five years. The plan account balances are credited with earnings based on the performance of one or more of the following mutual funds pre-selected by the participant:

  Alliance Bernstein LargeCap Value III Fund (2008 rate of return: -41.18%);
  Columbus Circle Investors LargeCap Growth R3 Fund (2008 rate of return: -43.12%);
  Jacobs Levy Equity Management MidCap Value II Fund (2008 rate of return: -42.69%);
  Turner Investment Partners MidCap Growth III Fund (2008 rate of return: -48.67%);
  JP Morgan/Mellon Capital SmallCap Value I Fund (2008 rate of return: -32.53%);
  UBS/Emerald Essex SmallCap Growth II Fund (2008 rate of return: -42.58%);
  Principal Global Investors International Emerging Markets Fund (2008 rate of return: -54.72%);
  Principal Global Investors Diversified International R3 Fund (2008 rate of return: -46.54%);

     The deemed rates of return for these earnings options may be positive or negative and thus may result in gains or losses to a participant’s plan balance. No assets are required to actually be invested in such funds. The deemed investment options may be changed by the participant periodically throughout the year. For certain key employees, the distribution election must be made at least six months before the actual payment of the participant’s account balance.

Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control

     The Company has entered into employment agreements and change in control agreements with each of the named executive officers pursuant to which each named executive officer may be entitled to payments upon termination of employment under the circumstances described below. The payments are subject to the fulfillment of certain conditions, including compliance with a non-competition agreement, which is also described below. The information below is a summary of certain material provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summary set forth in this proxy statement.

     Following the description of the agreements, there is a table showing the potential payments the named executive officers could have received under these agreements, assuming their employment with the Company was terminated by the Company without cause or for good reason by the named executive officer on December 26, 2008.

Employment Agreement for Steven C. Cooper

     Mr. Cooper’s employment agreement provides that if the Company terminates his employment without cause, or if Mr. Cooper terminates his employment with good reason, then he will be entitled to the following:

  separation payments at a rate equal to his base salary at the time of termination through the expiration date of his employment agreement, which is May 17, 2009, or for a period of 12 months, whichever is greater; and
  unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges, all of his unvested options, unvested restricted stock shares, and any and all other unvested incentive awards will vest on the termination date.

     The foregoing separation benefits are conditioned upon the execution by Mr. Cooper of a release of claims against the Company and, in the case of the acceleration of vesting of equity awards, full compliance by Mr. Cooper with all covenants with the Company. Pursuant to his employment agreement, Mr. Cooper’s covenants with the Company include, without limitation, covenants requiring a duty of loyalty, non-disclosure of confidential information, assignment of inventions and non-competition and non-solicitation. Mr. Cooper has also signed a non-competition agreement with the Company, which is described below. Although Mr. Cooper is subject to the non-competition and non-solicitation provisions both in his employment agreement and in the non-competition agreement, the non-competition agreement provides that it supersedes and controls in the event of any conflict with the employment agreement.

     Mr. Cooper’s employment agreement also provides that if he is deemed to receive an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of his vesting of the unvested equity awards (taking into account any other compensation paid or deemed paid to him), the amount of such payments or deemed payments shall be reduced, or, alternatively the provisions of the employment agreement shall not act to vest unvested equity incentive awards to Mr. Cooper, so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board.

Employment Agreements for James E. Defebaugh, Derrek L. Gafford, Wayne Larkin, and Noel S. Wheeler

     Messrs. Defebaugh, Gafford, Larkin, and Wheeler are parties to employment agreements which provide that if the Company terminates the executive’s employment without cause, or if he terminates his employment with good reason, and such termination is for other than death or disability, then he will be entitled to the following:

  separation payments for twelve months from the termination date at a rate equal to his base salary at the time of termination; and
  accelerated vesting in any previously awarded stock options, restricted stock and other equity awards as if he had worked for the Company for twelve months after his termination date, provided that any options or other equity awards that are not exercised within the time periods for exercise set forth in the applicable plan, sub-plan or grant agreement, shall expire in accordance with the terms of such plan, sub-plan or grant agreement.

     As a condition precedent to being entitled to receive the benefits set forth above, the executive must (1) sign and deliver and thereafter not revoke a release; (2) be and remain in full compliance with all provisions of the sections of the employment agreement relating to non-disclosure of confidential information and assignment of inventions; and (3) be and remain in full compliance with the non-competition agreement and any other covenants with the Company entered into by the executive. The employment agreement contains, among other things, covenants relating to assignment of inventions, non-disclosure of confidential information, non-disparagement and duty of loyalty. Messrs. Defebaugh, Gafford, Larkin, and Wheeler are also parties to a non-competition agreement in the form described below.

     In addition to the provisions described above, the employment agreement for each named executive officer also provides that, if at the time of termination of employment the executive is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Code, then any separation payments that would otherwise have been paid within the first six months after termination of employment shall instead be paid in a single lump sum on (or within 15 days after) the six-month anniversary of such termination of employment and any remaining severance payments shall be made monthly after such six-month anniversary.

Change in Control Agreements

     On December 31, 2006, the Company entered into change in control agreements with various executive officers, including each of the named executive officers. Each change in control agreement expires on December 31, 2009, provided that beginning with January 1, 2010, the change in control agreements will automatically be extended for an additional year unless either party gives notice of termination not later than September 30 of the immediately preceding year. If a change in control occurs during the term, the term will expire on the earlier of the third anniversary of the change in control or the date of the executive’s death (such period is referred to as the “Severance Period”). If the executive ceases to be employed prior to a change in control, the agreement will expire on the date of termination of employment. The change in control agreements are effective on the date executed, but do not become operative unless a change in control occurs.

     Change in control means that during the term of the agreements any of the following events occur:

  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 33 1/3% of the combined voting power of the then-outstanding voting stock of the Company;

  a majority of the Board ceases to be comprised of incumbent directors; or
  the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale, or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), and as a result of which less 50% of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Business Transaction are owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such Business Transaction, in substantially the same proportions as their ownership before such Business Transaction.

     The Company will be required to pay the amounts described below if following the occurrence of a change in control (or within 90 days prior to the date of a change in control if at the request of a third party who has taken steps reasonably calculated to effect a change in control) (1) the Company terminates the executive’s employment during the Severance Period other than for cause, or as a result of the executive’s death or permanent disability, or (2) the executive terminates the executive’s employment for good reason during the Severance Period. Each of (1) and (2) is referred to in the change in control agreement as a “Triggering Termination.” As a condition precedent to receiving any payments and benefits under the change in control agreement, the executive must execute and not later revoke a waiver and release agreement and be in compliance with the restrictive covenants and terms of the change in control agreement. The material covenants of the executive in the change in control agreement include a duty of loyalty, non-disclosure, non-use and protection of confidential information, nondisparagement, non-competition and non-solicitation of employees and clients. The non-competition and non-solicitation provisions apply during the term of the change in control agreement and for a period of two years following the termination of employment.

     In the event of a Triggering Termination, subject to the terms of the agreement, the Company is required to pay to the executive an amount equal to two times (except in the case of Mr. Cooper, in which case it shall be three times) the sum of (A) the executive’s annual base salary rate in effect for the year in which the termination date occurs, plus (B) the executive’s incentive or target bonus (in an amount equal to the target bonus immediately prior to the change in control or, if such target shall not have been established or shall be reduced after a change in control, the highest aggregate incentive pay earned in any of the three fiscal years immediately preceding the year in which the change in control occurred). Such amounts shall be payable as follows: 50% shall be payable within five business days after the termination date and 50% shall be payable in equal monthly installments over the 24 months following the termination date, provided that the agreement provides that the timing of payments may be adjusted if necessary to comply with Section 409A of the Code. The Company will also either provide employee benefits to the executive comparable to the benefits that the executive was receiving or entitled to receive immediately prior to the termination date or will pay a lump sum payment in lieu of the continuation of such benefits, as described in the change in control agreement.

     In addition to the amounts described above, if there is a Triggering Termination, the Company will pay in cash to the executive a lump sum amount equal to the sum of (i) any unpaid incentive compensation that has been earned, accrued, allocated or awarded to the executive for any performance period ending prior to a Triggering Termination, plus (ii) the value of any annual bonus or long-term incentive pay earned, accrued, allocated or awarded with respect to the executive’s service during the performance period or periods that include the date on which the change in control occurred. Furthermore, if there is a Triggering Termination, all stock options, restricted stock and any other equity award shall become fully vested as of the date of termination.

     Notwithstanding any provision of the change in control agreement or any other agreement between the executive and the Company to the contrary, if any amount or benefit to be paid or provided under the change in control agreement or any other agreement would be a payment that creates an obligation for the executive to pay excise taxes under Section 280G of the Code (an “excess parachute payment”), then the payments and benefits to be paid or provided under the change in control agreement and any other agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided that the foregoing reduction will not be made if such reduction would result in the executive receiving an after-tax amount less than 90% of the after-tax amount of the severance payments he would have received under the change in control agreement or under any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this provision, the executive will be entitled to designate the payments and/or benefits to be so reduced.

     In addition to the foregoing limitation, the change in control agreements provide that to the extent that the executive receives payments by reason of his termination of employment pursuant to any other employment or severance agreement or employee plan (collectively, “Other Employment Agreements”), the amounts otherwise receivable under the change in control agreement will be reduced by the amounts actually paid pursuant to the Other Employment Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable under the change in control agreement, and under the Other Employment Agreements, is not less than the amounts payable or value receivable had such benefits been paid in full under the change in control agreement.

Non-Competition Agreements

     Each of the named executive officers has also entered into a non-competition agreement with the Company. Each non-competition agreement provides, among other things, that during the executive’s employment with the Company and for a period of two years following the termination of such employment for any reason, the executive shall not, directly or indirectly:

  employ or solicit for employment any Company employee who has been employed by the Company during the six months prior to the termination of the executive’s employment or urge any such person to discontinue employment with the Company; seek to employ any individual who has applied for and/or accepted placement in a job by the Company with a client, and about whom the executive obtained information or with whom the executive interacted on behalf of the Company;
  solicit any client of the Company for the purpose of providing temporary and/or permanent staffing services on behalf of a competing business;
  engage in any conduct intended to induce or urge any client to discontinue its business relationship with the Company; or
  do any business with any Company client in connection with the provision of temporary and/or permanent staffing services.

     The non-competition agreement also provides that during the executive’s employment with the Company and for a period of 12 months following the termination of such employment, the executive shall not, directly or indirectly, in any location in which the Company conducts or plans to conduct business, work for or participate in a business similar to or that competes with the business of the Company. Within 15 days after the termination of the executive’s employment, the Company, in its sole discretion, may elect to extend the non-competition period from 12 months to 24 months, provided that if the Company makes such election and either the Company terminated the executive’s employment without cause or the executive terminated employment with good reason, then, if the executive has complied with certain conditions precedent, the period during which the executive is entitled to receive separation payments pursuant to the executive’s employment agreement will automatically and without further action be extended from 12 months to 24 months, except in Mr. Cooper’s case. In Mr. Cooper’s case, if at the time of termination the period during which he is entitled to separation payments pursuant to his employment agreement is less than 24 months, then such period will be increased to

24 months, and if at the time of termination the period during which he is entitled to separation payments pursuant to his employment agreement is 24 months or more, then such period will be extended by one additional month. The non-competition agreement also contains, among other things, provisions covering duty of loyalty and non-disclosure, non-use and other protection of confidential information.

Stock Option and Restricted Stock Agreements

     The award agreements that govern the stock option and restricted stock grants to the named executive officers also provide that the stock options and restricted stock, as applicable, will become fully vested if after a change of control the named executive officer is terminated without cause or terminates his employment for good reason. For purposes of the stock option and restricted stock agreements, change of control means the first day that any one or more of the following conditions shall have been satisfied:

  the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;
  an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person has beneficial ownership of 25% or more of the then outstanding voting securities of the Company, other than a Board approved transaction;
  during any 24-consecutive month period, the individuals who, at the beginning of such period, constitute the Board cease for any reason other than death to constitute at least a majority of the members of the Board, subject to certain exceptions; or
  a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

Potential Payout Upon an Involuntary Termination Without Cause or for Good Reason

     The table below quantifies the potential payouts to each of the named executive officers. The table shows two alternative scenarios – termination before a change in control and termination after a change in control.

	Potential Payouts upon Involuntary				Potential Payouts upon Involuntary
	Termination by Company without Cause or				Termination by Company without
	by Executive for Good Reason after a Change				Cause or by Executive for Good
	in Control (1)(2)				Reason before a Change in Control(3)
				Continuation
		Restricted	Stock	of Health &		Restricted
	Cash	Stock	Option	Welfare	Cash	Stock	Stock Option
Name	Payment	Vesting(4)	Vesting(5)	Benefits	Payment	Vesting(4)(6)	Vesting(5)(6)
Steven C. Cooper(7)	$2,640,000	$430,142	–	$52,257	$550,000	$430,142	–
Derrek L. Gafford(7)	$840,000	$194,364	–	$34,838	$300,000	$96,331	–
James E. Defebaugh(7)	$840,000	$197,393	–	$12,013	$300,000	$96,953	–
Wayne Larkin(7)	$840,000	$300,147	–	$34,838	$300,000	$123,983	–
Noel S. Wheeler(7)	$840,000	$180,639	–	$24,026	$300,000	$82,606	–
____________________

(1)	Assumes that: (a) the change in control agreement was effective as of December 26, 2008; (b) a change in control occurred on or before such date; and (c) the named executive officer was terminated by the company without cause on such date or the named executive officer terminated his employment for good reason on such date.
(2)	As explained above, the definition of a change of control for purposes of the stock option and restricted stock agreements differs slightly from the definition of change in control in the change in control agreements. In the event a named executive officer was terminated on December 26, 2008, by the company without cause or the named executive officer terminated his employment for good reason on such date following a change of control under the stock option and restricted stock agreements that did not constitute a change in control for purposes of the change in control agreement, the named executive officer would have been entitled to the restricted stock vesting and stock option vesting but not the cash payment or continuation of health and welfare benefits shown in the table.
(3)	Assumes that (a) the employment agreement was effective as of December 26, 2008, (b) no change in control occurred on or before such date and (c) the named executive officer was terminated by the company without cause on such date or the named executive officer terminated his employment for good reason on such date.
(4)	The amounts shown for each named executive officer are calculated by multiplying the number of unvested restricted stock awards for such named executive officer with respect to which the vesting would accelerate as a result of termination under the circumstances noted by the closing price of a share of common stock on December 26, 2008, which was $9.15. Unvested restricted stock awards are set forth in the Outstanding Equity Awards at Fiscal Year-End table.
(5)	The amounts shown for each named executive officer are calculated by multiplying the number of in-the-money options with respect to which the vesting would accelerate as a result of termination under the circumstances noted by the difference between the exercise price and the closing price of a share of common stock on December 26, 2008. The option values above are zero for each named executive officer since the executives currently have no in-the money options (all options have an exercise price below the closing price of a share of common stock on December 26, 2008). The number of shares subject to unvested stock options and exercise prices thereof are shown above in the Outstanding Equity Awards at Fiscal Year-End table.
(6)	Mr. Cooper's employment agreement provides for the accelerated vesting of all equity awards upon termination of employment under the conditions noted in footnote (3) above. Under the employment agreements for the named executive officers (other than Mr. Cooper), however, vesting is only accelerated for those equity awards which would have vested in the 12 month period following a termination of employment under the conditions noted in footnote (3) above.
(7)	As discussed above, the amounts actually payable to the named executive officers pursuant to the change in control agreement (and the amounts actually payable to Mr. Cooper pursuant to his employment agreement) are subject to reduction if any amount or benefit to be paid under such agreement or any other agreement would be a payment that creates an obligation for the named executive officer to pay excise taxes under Section 280G of the Code. For purposes of Section 280G, the value of the acceleration of stock options and restricted stock is based on a time-based formula and is different than the method described in footnotes (4) and (5) above.

Equity Compensation Plan Information

			Number of securities
			remaining available
			for future issuance under
	Number of securities to	Weighted-average	equity compensation plans
	be issued upon exercise	exercise price of	(excluding securities
Plan category	of outstanding options	outstanding options	reflected in column (a))
Equity compensation plans not
approved by security holders (1)	55,000	$13.75	–

Equity compensation plans
approved by security holders (2)	853,000	$17.84	3,700,000
	908,000	$17.60	3,700,000
Employee stock purchase plans
approved by security holders (3)	–	–	299,000
	908,000	$17.60	3,999,000
____________________

(1)	Equity compensation plans not approved by security holders include the following:

TrueBlue, Inc. 2000 Stock Option Plan. This is a broadly based plan, which provides for the issuance of non-qualified stock options to directors, officers, and employees of the Company. The Board or a committee of the Board administers the plan. The exercise price for options issued under the plan must not be less than 100% of the fair market value of the Company’s common stock on the grant date. No further awards were made pursuant to this plan upon shareholder approval of the 2005 Long-Term Equity Incentive Plan.

TrueBlue, Inc. 2002 U.K. Stock Option Plan. This plan is a “sub-plan” of the 2000 Stock Option Plan discussed above, which provides for the issuance of non-qualified stock options to officers and employees of the Company’s UK subsidiary. The plan is administered by the Board or a committee of the Board. The exercise price for options issued under the plan must not be less than 100% of the fair market value of the Company’s common stock on the grant date. The plan limits the amount of options that may be granted to any grantee under the plan, by providing that the aggregate fair market value of common stock underlying all such options held by a grantee (measured as of the grant dates) cannot exceed £30,000. No further awards were made pursuant to this plan upon shareholder approval of the 2005 Long-Term Equity Incentive Plan.

(2)	Equity compensation plans approved by security holders include the following:

1996 TrueBlue, Inc. Employee Stock Option and Incentive Plan. This plan applies to directors, officers, and employees of the Company and permits the granting of non-qualified and incentive stock options, restricted shares, stock appreciation rights and other stock based awards. There were 22,000 restricted shares outstanding as of December 26, 2008. Outstanding stock options as of the fiscal year end are listed in the table above. No further awards were made pursuant to this plan upon shareholder approval of the 2005 Long-Term Equity Incentive Plan.

TrueBlue, Inc. 2005 Long-Term Equity Incentive Plan. This plan applies to directors, officers, employees and consultants of the Company and permits the granting of nonqualified and incentive stock options, restricted stock, restricted stock units and stock appreciation rights. The total number of shares authorized under this plan is 5,500,000 shares. As of December 28, 2007 there were 3,700,000 shares available for future issuance under this plan. There were 762,000 restricted shares outstanding as of December 26, 2008. Outstanding stock options as of the fiscal year end are listed in the table above. All future stock compensation awards will be awarded from this plan.

(3)	Employee stock purchase plans approved by security holders include the following:

1996 TrueBlue Employee Stock Purchase Plan. This plan provides an opportunity for regular employees who have met certain service qualifications to purchase shares of our common stock through payroll deductions of up to 10% of eligible after-tax compensation. These deductions are used to purchase shares of our common stock at 85% of the fair market value of our common stock as of either the first day or last day of each month, whichever is less. As of December 26, 2008, there were 299,000 shares available for future issuance under this plan.

PROPOSALS OF SHAREHOLDERS

     The Company anticipates that the 2010 Annual Meeting will be held no later than June 2010. A shareholder proposal to be presented at the Company’s 2010 Annual Meeting of Shareholders and included in the Company’s proxy statement relating to such meeting must be received by the Company at its executive offices at P.O. Box 2910, Tacoma, WA 98401, not later than the close of business on the 120th day prior to the first anniversary of the date of this proxy statement for the 2009 Annual Meeting. Please send the proposal to the attention of the Company’s Secretary. A proposal for action to be presented by any shareholder at an annual meeting will be out of order and will not be acted upon unless: (i) specifically described in the Company’s proxy statement relating to such meeting; (ii) such proposal has been submitted in writing to the Secretary at the above address not later than the close of business on the 120th day prior to the first anniversary of this proxy statement (proposals for the 2010 annual meeting must be submitted before November 30, 2009); and (iii) such proposal is, under law, an appropriate subject for shareholder action. All shareholder proposals related to the nomination of a director must comply with the provisions set forth above in the section Nominations by Shareholders. Shareholder proposals not related to the nomination of a director, in addition to the information about the proposing shareholder requested above, must set forth:

     (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder, in such business, and

     (b) a description of all agreements, arrangements and understandings, direct and indirect, between such shareholder, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

OTHER BUSINESS

     We do not intend to bring any other business before the meeting, and, so far as we know, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

FORM 10-K REPORT AVAILABLE

     A copy of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders upon request to Chief Financial Officer, TrueBlue, Inc., P.O. Box 2910, Tacoma, WA 98401; telephone: (253) 383-9101.

TRUEBLUE, INC.
By Order of the Board of Directors

James E. Defebaugh
Secretary

/s/ James E. Defebaugh

Tacoma, Washington
March 30, 2009

TRUEBLUE, INC. C/O COMPUTERSHARE 350 INDIANA STREET SUITE 750 GOLDEN, CO 80401
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time Tuesday, May 12, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time Tuesday, May 12, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
TRUEB1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUEBLUE, INC.
A	Election of Directors
1.	The Board of Directors recommends a vote FOR
	the listed nominees.		For	Against	Abstain
Nominees:
	1a.	Steven C. Cooper	☐	☐	☐	B	Issues

	1b.	Thomas E. McChesney	☐	☐	☐		The Board of Directors recommends a vote FOR the following proposal.
								For	Against	Abstain
	1c.	Gates McKibbin	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 25, 2009.	☐	☐	☐

	1d.	Joseph P. Sambataro, Jr.	☐	☐	☐

	1e.	William W. Steele	☐	☐	☐	3.	As may be recommended by the Board of Directors, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

	1f.	Robert J. Sullivan	☐	☐	☐

	1g.	Craig E. Tall	☐	☐	☐

C	Authorized Signatures - Sign Below- This section must be completed for your instructions to be executed.

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.

TRUEB2
Proxy - TRUEBLUE, INC.

FOR ANNUAL MEETING OF THE SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Joseph P. Sambataro, Jr. and James E. Defebaugh (collectively, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the annual meeting of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Wednesday, May 13, 2009, at 1015 A Street, Tacoma, Washington, and at any adjournment thereof.

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND, AS RECOMMENDED BY THE BOARD OF DIRECTORS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY.